Exhibit 99.1

News Release

Superior Industries Announces NYSE Acceptance

of Continued Listing Compliance Plan

SOUTHFIELD, MICHIGAN – September 8, 2020 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading light vehicle aluminum wheel suppliers for OEMs and the European aftermarket, today announced that the New York Stock Exchange (“NYSE”) accepted the Company’s plan to regain compliance with the continued listing standards set forth in Section 802.01B of the NYSE’s Listed Company Manual.

“We are pleased that the NYSE has accepted our plan to regain compliance with its continued listing standards,” said Majdi Abulaban, President and Chief Executive Officer of Superior. “Our team remains focused on our long-term value creation roadmap, which is founded on enhancing cash flow and financial performance, executing on our portfolio of premium and innovative technologies, and leveraging our strong customer relationships. Our decisive response to the COVID-19 pandemic has enabled us to safely restart all of our operations, execute $40 million in cost reduction initiatives and maintain strong liquidity(1), which stood at approximately $275 million at the end of August. Further, we expect to be free cash flow positive beginning in the third quarter and continuing throughout the end of the year, thereby achieving our objective to be cash flow breakeven for full year 2020.

As previously disclosed, on June 5, 2020, Superior received a notice from the NYSE that the Company was not in compliance with NYSE listing standard 802.01B because at such time the Company’s average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, its shareholders’ equity was less than $50 million.

Based upon a review of the compliance plan and information submitted by Superior, the NYSE has accepted the submission. In accordance with NYSE rules, the Company will now be given until January 1, 2022 to regain conformity with the continued listing standards. The Company’s common stock will continue to be listed on the NYSE during such time, subject to the Company’s compliance with other continued listing standards. The Company will also be subject to quarterly monitoring by the NYSE for compliance with the plan. If the Company fails to comply with the plan or does not meet the continued listing standards at the end of the cure period, it will be subject to the prompt initiation of NYSE suspension and delisting procedures.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates

(1)	Includes cash and available amounts under revolving credit facilities.

or words such as “intend,” “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “outlook”, “predicts,” “projects,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, Superior’s ability to return to compliance of the continued listing standards set forth in Section 802.01B of the NYSE’s Listed Company Manual. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s current Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Superior Investor Relations:

Troy Ford

(248) 234-7104

Investor.Relations@supind.com